UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2012

STATION CASINOS LLC
(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135
(Address of principal executive offices)

Registrant's telephone number, including area code: (702) 495-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

As previously announced, effective June 17, 2011, a subsidiary of the Company, NP Opco LLC (“Opco”), as borrower, entered into a credit agreement (as previously amended, the “Opco Credit Agreement”) with Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties thereto, consisting of approximate $435 million in aggregate principal amount of term loans and a $25 million revolving credit facility. On August 20, 2012, Opco, NP Opco Holdings, LLC, Deutsche Bank AG New York Branch, as L/C Issuer, Deutsche Bank AG Cayman Islands Branch, as administrative agent and swing lender, and the lenders party thereto entered into that certain Third Amendment to Credit Agreement (the “Opco Amendment”). Pursuant to the terms of the Opco Amendment and in accordance with the Opco Credit Agreement, certain lenders party to the Opco Amendment provided lending commitments to increase the amount of the revolving credit facility by an additional $25 million, increasing the total size of the revolving credit facility to $50 million. The additional commitments are subject to the same interest rates, prepayment provisions, maturity date and other terms and conditions as apply to the previous revolving lending commitments, all as set forth in the Opco Credit Agreement. Additionally, the Opco Credit Agreement was amended to increase the ability of the borrower to make investments by $25 million.

The foregoing description is qualified in its entirety by reference to the full text of the Opco Amendment, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits
The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
10.1
Third Amendment to Credit Agreement dated as of August 20, 2012, by and among NP Opco LLC, as borrower, NP Opco Holdings, LLC, Deutsche Bank AG Cayman Islands Branch, as administrative agent and swing line lender, Deutsche Bank AG New York Branch, as L/C issuer, and each other lender party thereto.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC
Date: August 23, 2012	By:	/s/ Marc J. Falcone
Marc J. Falcone Executive Vice President and Chief Financial Officer